Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact:	Albert W. Ondis	November 14, 2006
Joseph P. O’Connell
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Record Third Quarter Earnings;

Directors Declare Regular Cash Dividend

West Warwick, RI, November 14, 2006 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $3,977,000, equal to 53 cents per diluted share, on sales of $16,043,000 for the Third Quarter ended October 28, 2006. Net income in the quarter includes a gain of $3,125,000 after taxes and related costs, equal to 42 cents per diluted share on the sale of the Company’s excess real estate. Excluding the real estate related gain, net income in the Third Quarter was $852,000, equal to 11 cents per diluted share. Net income in the quarter includes an expense of approximately $93,000, after tax, equal to 1 cent per diluted share for stock-based compensation as well as a tax benefit of $231,000, or 3 cents per diluted share due to favorable adjustments identified in the filing of the prior year tax return.

During the corresponding period of the previous year, the Company reported net income of $674,000, equal to 9 cents per diluted share, on sales of $14,455,000. Net income in the prior year fiscal quarter includes $361,000, equal to 5 cents per diluted share, for a tax-related benefit due to the favorable resolution of certain income tax examinations.

For the nine-month period of the current fiscal year, net income was $5,260,000 equal to 71 cents per diluted share, on sales of $47,951,000. Excluding the real estate related gain, earnings were $2,135,000, equal to 29 cents per diluted share. Net income for the nine-month period includes an expense of approximately $266,000, after tax, equal to 4 cents per share, for stock-based compensation as well as $231,000, or 3 cents per diluted share, related to favorable adjustments noted above.

For the corresponding period of the prior year, the Company reported net income of $1,694,000, equal to 23 cents per diluted share, on sales of $43,297,000. Net income in the prior year includes $361,000, equal to 5 cents per diluted share, for a tax related benefit due to the favorable resolution of certain income tax examinations.

Commenting on the results, Albert W. Ondis, Chief Executive Officer stated: “The Company continued its positive and upward performance during the Third Quarter. New Bookings of $16,008,000 were up 12% over the previous year with strong customer demand evident for all products. Sales reached double digit growth in the quarter with

Revenues at $16,043,000, rising 11% over the prior year. Our backlog remains healthy at $7,666,000, a 38% increase from year end. During the Third Quarter we successfully concluded the profitable sale of our excess real estate, relocated our Grass Technologies operation to a more appropriate lower cost facility, and consequently added $5.2 million to our cash balances. Operating Income excluding the gain related to the sale of the real estate in the Third Quarter was $628,000, a 31% improvement over the same quarter of the previous year and we achieved a record Quarterly Net Income of $3,977,000 equal to 53 cents per diluted share. Our Balance Sheet remains strong, bolstered by an improvement in our Accounts Receivable Days Sales Outstanding, and we maintain a healthy liquidity ratio of 4:07 to 1. All signs continue to point upwards and we remain optimistic about the Company’s prospects for the balance of the current fiscal year.”

On November 13, 2006, the Directors of Astro-Med declared the regular quarterly cash dividend of 5 cents per share payable on January 2, 2007 to shareholders of record on December 8, 2006.

The Third Quarter conference call will be held today, Tuesday, November 14, 2006 at 5:00 PM EST. It will be broadcast in real time on the Internet through the Investor Relations portion of our website at www.astro-medinc.com. We invite you to log on and listen in on November 14th, or access the broadcast any time for up to 5 days following the event.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

ASTRO-MED, INC.

Consolidated Statement of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Net Sales	$16,043	$14,455	$47,951	$43,297

Gross Profit	6,427	5,784	19,699	17,803
	40.1%	40.0%	41.1%	41.1%
Operating Expenses:
Selling, General & Administrative	4,819	4,317	14,365	12,971
Research & Development	980	987	2,977	2,932
	5,799	5,304	17,342	15,903

Gain on Sale of Real Estate, Net	5,252	-	5,252	-

Operating Income	5,880	480	7,609	1,900
	36.6%	3.3%	15.9%	4.4%

Other Income, Net	348	17	689	216

Income Before Taxes	6,228	497	8,298	2,116

Income Tax Benefit (Provision)	(2,251)	177	(3,038)	(422)

Net Income	$3,977	$ 674	$5,260	$ 1,694

Net Income Per Share - Basic	$ 0.59	$ 0.10	$0.78	$ 0.25

Net Income Per Share - Diluted	$ 0.53	$ 0.09	$0.71	$ 0.23

Weighted Average Number of Common Shares - Basic	6,693	6,619	6,712	6,603
Weighted Average Number of Common Shares - Diluted	7,439	7,334	7,379	7,212

Dividends Declared Per Common Share	$ 0.05	$ 0.03	$0.15	$ 0.10

Selected Balance Sheet Data

In Thousands Except for Per Share Data

(Unaudited)

	As of October 28, 2006	As of January 31, 2006
Cash & Marketable Securities	$21,367	$14,724

Current Assets	47,166	39,662

Total Assets	57,286	49,647

Current Liabilities	11,456	8,440

Shareholders’ Equity	$44,889	$40,302

Reconciliation of Non-Gap Financial Information

In an effort to provide investors information regarding the Company’s results, the Company disclosed certain Non-GAAP information which management believes provides useful information to the investor.

A reconciliation of net income and net income per diluted share as reported under GAAP to the pro forma net income and pro forma net income per diluted share excluding the gain related to the sale of certain real estate for the three-months and nine-months ended October 28, 2006 are as follows:

		Real Estate
Three-Months	GAAP Basis	Transaction	Pro Forma Basis
Operating Income	$5,880	$5,252	$628
Other Income, Net	348	-	348
Income Tax Provision	(2,251)	(2,127)	(124)
Net Income	$3,977	$3,125	$852
Net Income Per Share - Diluted	$0.53	$0.42	$0.11

		Real Estate
Nine-Months	GAAP Basis	Transaction	Pro Forma Basis
Operating Income	$7,609	$5,252	$2,357
Other Income, Net	689	-	689
Income Tax Provision	(3,038)	(2,127)	(911)
Net Income	$5,260	$3,125	$2,135
Net Income Per Share - Diluted	$0.71	$0.42	$0.29

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2006 annual report and its annual and quarterly filings with the Securities and Exchange Commission.